Exhibit 99.1

 For Immediate Release

United Therapeutics Corporation Announces Election of Jan Malcolm to its Board of Directors

SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., June 27, 2024: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, announced the addition of former Minnesota Commissioner of Health Jan Malcolm to its Board of Directors. Ms. Malcolm was elected by the company’s shareholders at its annual meeting held on June 26, 2024.

Ms. Malcolm is an accomplished leader in health policy, public health, and health care finance and delivery. She has demonstrated a career-long dedication to improving the health of the public and the care of complex populations. In recognition of her many accomplishments, in February 2024 the American Medical Association (AMA) presented Ms. Malcolm with the AMA Award for Outstanding Government Service.

Ms. Malcolm was twice Minnesota’s Commissioner of Health under three governors representing two political parties from 1999 to 2003 and from 2018 to 2023. During her tenure, Ms. Malcolm earned a national reputation as one of the first health care leaders to highlight health disparities and the impact of social determinants of health. As Health Commissioner during the COVID-19 pandemic, she also played an instrumental and visible role in educating the public, creating dynamic and user-friendly systems for sharing COVID-19 data with the people of Minnesota, and rapidly expanding testing capacity. Ms. Malcolm also has significant healthcare operational experience, having served as a vice president of the Allina Health system, and as CEO of the Courage Center, a leading provider of rehabilitation and health services for people with disabilities.

Ms. Malcolm received a bachelor’s degree in philosophy and psychology from Dartmouth College.

“We greatly value Ms. Malcolm’s deep healthcare operational experience, as well as her leadership experience in public health and government,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics. “We believe her unique qualifications will support our efforts to revolutionize the treatment of end-stage organ disease through the development, commercialization, and distribution of manufactured organs.”

“It’s an honor to support United Therapeutics’ unique mission to address critical unmet medical needs of patients,” said Ms. Malcolm. “I look forward to working with the Board and senior management, which collectively bring together the skills needed to make a difference for patients with rare lung diseases and other end-stage organ diseases.”

“I am proud to add Ms. Malcolm’s voice to our boardroom,” said Christopher Causey, Chairman of the Nominating and Governance Committee of the United Therapeutics Board of Directors. “Her nomination is an important step in our efforts to refresh our Board, which are focused on bringing in new skill sets to pursue our patient-centric public benefit purpose and address the severe shortage of transplantable organs.”

Ms. Malcolm filled the Board seat previously held by Professor Katherine Klein, who did not stand for re-election at the company’s 2024 Annual Meeting of Shareholders.

“On behalf of the entire Board, I want to thank Professor Klein for her decade of service,” said Christopher Patusky, Lead Independent Director and Vice Chair of the United Therapeutics Board of Directors. “During her tenure, she helped oversee a period of exciting growth for our company as we laid the foundation for our revolutionary organ manufacturing programs.”

United Therapeutics: Enabling Inspiration

At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun, we do good. We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.

You can learn more about what it means to be a PBC here: unither.com/pbc.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our efforts to innovate for the unmet medical needs of our patients, to benefit our other stakeholders, and to pursue our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language, and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of June 27, 2024, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

For Further Information Contact:

Dewey Steadman at (202) 919-4097

https://ir.unither.com/contact-uthr/

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